Exhibit 99.1

Medifast, Inc. Announces Second Quarter 2014 Financial Results

Company Reports Second Quarter Earnings of $0.44 per Diluted Share

OWINGS MILLS, Md., August 7, 2014 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven weight-loss products and programs, today reported financial results for the second quarter ended June 30, 2014.

“We are pleased with our ability to deliver second quarter earnings results ahead of our guidance,” said Michael C. MacDonald, Medifast’s Chairman and Chief Executive Officer. “We continue to be diligent in managing our business in order to maximize our long-term profitability. Our team remains intently focused on executing our strategic objectives, including health coach expansion and product innovation, to enable us to achieve another successful year for Medifast.”

Second Quarter 2014 Results

Operating income was $7.4 million, or 9.2% as a percent of net revenue, compared to $10.6 million or 11.0% as a percent of net revenue in the second quarter of 2013.

Net income was $5.7 million, or $0.44 per diluted share compared to net income of $7.1 million, or $0.51 per diluted share for the second quarter of 2013.

For the second quarter ended June 30, 2014, Medifast net revenue decreased 17% to $80.9 million from net revenue of $97.1 million in the second quarter of 2013.  Revenue in the direct sales channel, Take Shape for Life, decreased 12% to $54.1 million in the second quarter of 2014 compared to $61.4 million in the same period last year. The decrease in revenue for Take Shape for Life was driven by a decline in the number of health coaches along with lower revenue per health coach. The Company ended the second quarter with approximately 10,800 active health coaches and the average revenue per health coach per month for the quarter was $1,566 compared to $1,692 in the second quarter of 2013.

The Company’s Medifast Direct channel revenue decreased 29% to $15.2 million, compared to $21.5 million in the second quarter of 2013.  New customer acquisition has been challenging as the Company works to balance marketing investment and media mix to effectively drive customer conversion. Spending efficiency in the quarter was strong and the Company will invest additional dollars into marketing throughout the remainder of the year, as compared to the second half of 2013, while continuing to focus on efficient management of those investments.

In the second quarter, the Medifast Weight Control Centers and Wholesale Physicians channel revenue decreased 18% to $11.6 million, compared to $14.2 million in the same period last year. The Company remained focused on profitability improvement by creating operational efficiencies, optimizing staffing levels, and managing expenses. As of June 30, 2014 Medifast had 51 corporate-owned and 73 franchise centers.  Going forward, the Company will continue to focus on transitioning the majority of the remaining corporate-owned centers to the franchise model.

Gross profit for the second quarter of 2014 decreased 17% to $60.4 million, compared to $72.9 million in the second quarter of 2013. The Company’s gross profit margin decreased 50 basis points to 74.6% in the second quarter versus 75.1% in the second quarter of 2013. The decrease in gross profit margin was primarily due to decreased manufacturing volume and the shift in sales channel revenue mix.

Sales and marketing expense decreased by $1.3 million in the second quarter of 2014 compared to second quarter of 2013. This decrease is the result of lower advertising spending in the second quarter of 2014 as compared to the second quarter of 2013. In the second quarter of 2014, the Company’s revenue to spend ratio was 12.2-to-1 versus 12.1-to-1 in the second quarter of 2013. The Company continues to focus on efficiency improvements and balancing sales and marketing expense in an effort to drive profitability.

Selling, general and administrative expenses decreased $9.3 million to $53.0 million compared to $62.3 million in the second quarter of 2013. As a percentage of revenue, selling, general and administrative expenses increased 130 basis points to 65.5% versus 64.2% in the second quarter of 2013.

The Company had an effective tax rate of 34.1% compared to 35.0% in the second quarter of 2013.

Balance Sheet

The Company’s balance sheet remains strong with stockholders’ equity of $97.5 million and working capital of approximately $66.2 million as of June 30, 2014.  Cash, cash equivalents, and investment securities for the second quarter of 2014 increased $0.8 million to $68.6 million compared to $67.8 million at December 31, 2013. The Company repurchased 451,000 shares of common stock for $14.2 million during the second quarter as part of its current share repurchase authorization. The Company remains free of interest bearing debt.

Outlook

The Company expects third quarter 2014 net revenue to be in the range of approximately $75 to $78 million. Earnings per diluted share are expected to be in the range of $0.35 to $0.37 based on a 34% effective tax rate. For fiscal year 2014, the Company now expects full year revenue to be in the range of $320 to $330 million and full year earnings per diluted share in the range of $1.80 to $1.85.  The Company anticipates a full year tax rate of approximately 33% to 34% in 2014.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on August 7, 2014. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast’s website at www.MedifastNow.com, and will be archived online through August 21, 2014. In addition, listeners may dial (877) 705-6003.

A telephonic playback will be available from 7:30 p.m. ET, August 7, 2014, through August 21, 2014. Participants can dial (877) 870-5176 to hear the playback and enter pass code 13587227.

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the Web and national call centers, 2) the Take Shape for Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

Forward Looking Statements

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast’s inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Katie Turner

(646) 277-1228

MED-F

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	June 30, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$32,019,000	$36,382,000
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $547,000 and $647,000 at June 30, 2014 and December 31, 2013, respectively	1,693,000	1,246,000
Inventory	17,579,000	18,059,000
Investment securities	36,552,000	31,420,000
Prepaid expenses and other current assets	2,351,000	2,890,000
Deferred tax assets	2,062,000	1,957,000
Total current assets	92,256,000	91,954,000

Property, plant and equipment - net	37,080,000	40,336,000
Other assets	400,000	360,000

TOTAL ASSETS	$129,736,000	$132,650,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$25,209,000	$26,780,000
Income taxes payable	575,000	99,000
Current maturities of capital leases	227,000	222,000
Total current liabilities	26,011,000	27,101,000

Other liabilities:
Capital leases, net of current portion	359,000	474,000
Deferred tax liabilities	5,859,000	6,659,000
Total liabilities	32,229,000	34,234,000

Stockholders’ Equity:
Preferred stock, $.001 par value (1,500,000 authorized, no shares issued and outstanding)	-	-
Common stock; par value $.001 per share; 20,000,000 shares authorized;
13,176,018 and 13,143,309 issued at June 30, 2014 and December 31, 2013, respectively;
12,718,351 and 13,115,642 issued and outstanding at June 30, 2014 and December 31, 2013, respectively	13,000	13,000
Additional paid-in capital	1,446,000	-
Accumulated other comprehensive income	887,000	703,000
Retained earnings	109,387,000	97,700,000
Less: cost of 451,000 and 0 shares of common stock in treasury	(14,226,000)	-
Total stockholders’ equity	97,507,000	98,416,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$129,736,000	$132,650,000

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue	$80,883,000	$97,072,000	$167,412,000	$193,115,000
Cost of sales	20,523,000	24,142,000	43,118,000	47,776,000
Gross Profit	60,360,000	72,930,000	124,294,000	145,339,000

Selling, general, and administrative	52,948,000	62,289,000	108,186,000	126,120,000

Income from operations	7,412,000	10,641,000	16,108,000	19,219,000

Other income
Interest and dividend income, net	170,000	98,000	296,000	150,000
Other income	1,103,000	139,000	1,287,000	219,000
	1,273,000	237,000	1,583,000	369,000

Income before income taxes	8,685,000	10,878,000	17,691,000	19,588,000
Provision for income taxes	2,965,000	3,805,000	6,004,000	6,582,000

Net income	$5,720,000	$7,073,000	$11,687,000	$13,006,000

Basic earnings per share	$0.44	$0.51	$0.89	$0.94
Diluted earnings per share	$0.44	$0.51	$0.89	$0.93

Weighted average shares outstanding -
Basic	13,050,346	13,863,043	13,111,348	13,836,087
Diluted	13,149,414	13,963,057	13,200,207	13,995,171